                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-41419-99
                                                                    333-70345

                     PROSPECTUS SUPPLEMENT TO PROSPECTUSES
                   DATED JANUARY 4, 1999 AND JANUARY 8, 1999

                               8,000,000 Shares

                             [LOGO] United/TM/
                                    Rentals

                                 Common Stock

                               -----------------

   The shares of common stock are being sold by the selling stockholders named in this prospectus supplement. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders (except that certain of the selling stockholders are exercising options for shares of common stock to be sold, and we will receive the exercise price thereof).

   Our common stock is listed on The New York Stock Exchange under the symbol "URI". The last reported sale price on March 18, 2002 was $30.54 per share.

   Investing in our common stock involves risks. See "Risk Factors" in this prospectus supplement.

                                        Underwriting
                                         Discounts   Proceeds to
                                            and        Selling
                        Price to Public Commissions  Stockholders
                        --------------- ------------ ------------
              Per Share     $27.50         $1.25        $26.25
              Total....  $220,000,000   $10,000,000  $210,000,000

   Delivery of the shares of common stock will be made on or about March 22, 2002.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectuses to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

                          Credit Suisse First Boston

           The date of this prospectus supplement is March 19, 2002.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               -----------------

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement contains the terms of this offering and should be read in conjunction with the accompanying prospectus dated January 8, 1999, that forms part of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission, or SEC, on January 8, 1999, and the accompanying prospectus dated January 4, 1999, that forms part of the Registration Statement on Form S-3 filed with the SEC on January 6, 1999. We refer to these prospectuses as the "S-8 Prospectus" and "S-3 Prospectus," respectively. This prospectus supplement and any information incorporated by reference herein or in the accompanying S-3 Prospectus or S-8 Prospectus, may add, update or change information in the accompanying S-3 Prospectus and S-8 Prospectus.

   It is important for you to read and consider all information contained in this prospectus supplement and the accompanying S-3 Prospectus and S-8 Prospectus, including the documents incorporated by reference herein or therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled "Where You Can Find More Information".

                               -----------------

                                 RISK FACTORS

   Before making an investment in shares of our common stock, you should carefully consider the information contained under the caption "Factors that May Influence Future Results and Accuracy of Forward-Looking Statements" included in our quarterly report on Form 10-Q for the three months ended September 30, 2001, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying S-3 Prospectus and S-8 Prospectus.

                          FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectuses and the documents incorporated herein and therein contain some forward-looking statements including, in particular, statements about our plans, strategies and prospects. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Our actual results could differ materially from those projected in the forward-looking statements.

   Our forward-looking statements are subject to risks and uncertainties, including:

  .  general economic conditions and our competitive environment, and

  . the other factors described under the caption "Factors that May Influence Future Results and Accuracy of Forward-Looking Statements" included in our quarterly report on Form 10-Q for the three months ended September 30, 2001.

   As for the forward-looking statements that relate to future financial results and other projections, actual results could be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than anticipated. Given these uncertainties, you should not place any reliance on forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus supplement, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events except to the extent required by applicable securities laws.

                              RECENT DEVELOPMENTS

Overview of 2001 Results

   On February 26, 2002, we issued a press release disclosing our results for 2001. This press release is filed as Exhibit 99.1 to the Current Report on Form 8-K that we filed with the SEC on March 1, 2002. Set forth below is additional information concerning our 2001 results.

   Our revenues were $2,886.6 million in 2001 compared with $2,918.9 million in 2000. The 1.1% decrease in 2001 revenues was due to lower sales of used rental equipment. As further described below, in response to the recession we slowed investment in new equipment and held existing equipment longer. Our other revenue categories increased in 2001. Rental revenues increased 7.6% and revenues from sale of equipment and merchandise and other revenues increased 2.4%. Growth in rental revenues at locations open more than one year, or same store rental revenues, was 5.6% for 2001 and 3.0% in the fourth quarter of 2001. Rental rates for 2001 and the fourth quarter of 2001 decreased 0.8% and 1.1%, respectively, compared to the corresponding prior year periods.

   In response to weakness in the economy, we slowed investment in new equipment and held existing equipment longer. This enabled us to increase free cash flow and repay debt. We generated approximately $346 million of free cash flow in 2001, after capital expenditures of approximately $497 million, and used a portion of this cash to pay down approximately $247 million of debt and synthetic lease obligations. Because we slowed our sale of used equipment, our revenues from the sales of rental equipment were down $200.6 million, or 57.7%, in 2001. Prices for used equipment were somewhat lower during the second half of 2001 than at the beginning of 2001.

   The decrease in revenues from sales of rental equipment and a restructuring charge of approximately $28.9 million are the principal reasons for the decrease in our operating income to $462.0 million in 2001 from $547.9 million in 2000. This decrease in operating income and a $7.8 million pre-tax charge relating to a refinancing transaction were the principal reasons for the decrease in our net income before extraordinary item to $122.6 million in 2001 from $176.4 million in 2000.

   If the economy improves, we should have the potential to increase same store revenue growth. However, we believe the economy will not strengthen until the second half of 2002 at the earliest. Until such time, we anticipate that same store rental revenues and pricing will be down on a year-over-year basis. In addition, as described in the following paragraph, we expect to incur a charge in the first quarter associated with a change in accounting treatment. Even without that charge, which will depress first quarter earnings, we would not expect an increase in earnings per share for 2002 over 2001 levels (other than earnings increases attributable to the elimination of goodwill amortization under the new accounting treatment).

Change in Accounting Treatment For Goodwill and Other Intangible Assets

   Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under this standard, our goodwill, which we previously amortized over 40 years, will no longer be amortized. The amount of goodwill that we amortized in 2001 was $58.4 million. Our other intangible assets, which consist primarily of non-compete agreements, will continue to be amortized over their estimated useful lives. We will be required to review our goodwill for impairment during the first six months of 2002 and periodically thereafter. In general, this means that we must determine whether the fair value of the goodwill, determined in accordance with applicable accounting standards, is at least equal to the recorded value shown on our balance sheet. If the fair value of the goodwill falls below the recorded value, we will be required to write off the excess goodwill and to record this write-off as an expense. We are currently performing the initial impairment analysis required by the new accounting standard and estimate that we will record a non-cash charge in the first quarter of 2002 of approximately $350 million. This charge will be recorded on the income statement as "Cumulative Effect of Change in Accounting Principle" and will reduce our stockholders' equity by the amount of the charge.

                             SELLING STOCKHOLDERS

   The selling stockholders are selling an aggregate of 8,000,000 shares of our common stock. These shares are comprised of (1) an aggregate of 6,630,000 currently outstanding shares and (2) an aggregate of 1,370,000 shares that certain selling stockholders will acquire prior to completion of the offering by exercising options heretofore granted under our 1997 Stock Option Plan (the "1997 Plan") and/or our 1998 Stock Option Plan (the "1998 Plan"). The shares that are currently outstanding have been registered for resale on a Form S-3 registration statement filed with the SEC on January 6, 1999, and the shares to be acquired by exercising options have been registered for resale on a Form S-8 registration statement filed with the SEC on January 8, 1999.

   The table below and the footnotes thereto identify each selling stockholder, show the number of shares that each will sell and provide information concerning the shares beneficially owned by each before and after the offering.

                                                                    Total
                                                                  Shares to
                                             Shares Beneficially be Sold in  Shares Beneficially
                                             Owned Prior to the      the       Owned After the
                                                 Offering(1)     Offering(1)     Offering(1)
                                             ------------------  ----------- ------------------
                                               Number    Percent               Number    Percent
                                             ----------  -------             ----------  -------
Bradley S. Jacobs and affiliated entities(2) 15,143,043   18.4%   6,100,000   9,043,043   10.9%
Wayland R. Hicks(3).........................  1,801,944    2.4%     700,000   1,101,944    1.4%
John N. Milne(4)............................  3,062,537    4.0%     850,000   2,212,537    2.9%
Michael J. Nolan(5).........................  1,398,197    1.9%     350,000   1,048,197    1.4%
Selling Stockholders as a group............. 21,405,721   25.0%   8,000,000  13,405,721   15.6%

--------
(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentages are calculated based on 74,234,351 shares outstanding on March 18, 2002.

(2) Bradley S. Jacobs is Chairman, Chief Executive Officer and a director of our company. Immediately prior to the offering and prior to the exercise of options in contemplation of the offering, he and entities controlled by him beneficially owned an aggregate of 15,143,043 shares of our common stock (comprised of 7,193,043 outstanding shares, 5,000,000 shares issuable upon the exercise of outstanding warrants, and 2,950,000 shares issuable upon the exercise of currently exercisable options). In contemplation of the offering, Mr. Jacobs will exercise options granted to him under the 1998 Plan to purchase 300,000 shares of our common stock for an exercise price of $12.4375 per share or $3,731,250 in the aggregate. The shares that he will sell in the offering are comprised of 2,507,800 currently outstanding shares held by him that are covered by the S-3 registration statement, 3,292,200 currently outstanding shares that are held by Bradley Jacobs, LLC that are covered by the S-3 registration statement, and the 300,000 shares that he will acquire by exercising options as described above that are covered by the S-8 registration statement. Following the offering, he and entities controlled by him will beneficially own an aggregate of 9,043,043 shares of our common stock (comprised of 1,393,043 outstanding shares, 5,000,000 shares issuable upon the exercise of outstanding warrants, and 2,650,000 shares issuable upon the exercise of currently exercisable options).

(3) Wayland R. Hicks is Vice Chairman, Chief Operating Officer and a director of our company. Immediately prior to the offering and prior to the exercise of options in contemplation of the offering, he beneficially owned an aggregate of 1,801,944 shares of our common stock (comprised of 576,944 outstanding shares and 1,225,000 shares issuable upon the exercise of currently exercisable options). In contemplation of the offering, Mr. Hicks will exercise (i) options granted to him under the 1998 Plan to purchase 350,000 shares of our common stock for an exercise price of $12.4375 per share or $4,353,125 in the aggregate and (ii) options granted to him under the 1997 Plan to purchase 350,000 shares of our common stock for an exercise price of $10.00 per share or $3,500,000 in the aggregate. The shares that he will sell in the offering are comprised of the shares that he will acquire by exercising options as described above that are covered by the S-8 registration statement. Following the offering, he will beneficially own an aggregate of 1,101,944 shares of our common stock (comprised of 576,944 outstanding shares and 525,000 shares issuable upon the exercise of currently exercisable options).

(4) John N. Milne is Vice Chairman, President, Chief Acquisition Officer and a director of our company. Immediately prior to the offering and prior to the exercise of options in contemplation of the offering, he and entities controlled by him beneficially owned an aggregate of 3,062,537 shares of our common stock (comprised of 1,598,251 outstanding shares, 714,286 shares issuable upon the exercise of outstanding warrants, and 750,000 shares issuable upon the exercise of currently exercisable options). In contemplation of the offering, Mr. Milne will exercise options granted to him under the 1998 Plan to purchase 300,000 shares of our common stock for an exercise price of $12.4375 per share or $3,731,250 in the aggregate. The shares that he will sell in the offering are comprised of 550,000 currently outstanding shares held by him that are covered by the S-3 registration statement and 300,000 shares that he will acquire by exercising options as described above that are covered by the S-8 registration statement. Following the offering, he and entities controlled by him will beneficially own an aggregate of 2,212,537 shares of our common stock (comprised of 1,048,251 outstanding shares, 714,286 shares issuable upon the exercise of outstanding warrants, and 450,000 shares issuable upon the exercise of currently exercisable options).

(5) Michael J. Nolan is Chief Financial Officer of our company. Immediately prior to the offering and prior to the exercise of options in contemplation of the offering, he and entities controlled by him beneficially owned an aggregate of 1,398,197 shares of our common stock (comprised of 597,482 outstanding shares, 285,715 shares issuable upon the exercise of outstanding warrants, and 515,000 shares issuable upon the exercise of currently exercisable options). In contemplation of the offering, Mr. Nolan will exercise options granted to him under the 1998 Plan to purchase 70,000 shares of our common stock for an exercise price of $12.4375 per share or $870,625 in the aggregate. The shares that he will sell in the offering are comprised of 280,000 currently outstanding shares held by him that are covered by the S-3 registration statement and 70,000 shares that he will acquire by exercising options as described above that are covered by the S-8 registration statement. Following the offering, he and entities controlled by him will beneficially own an aggregate of 1,048,197 shares of our common stock (comprised of 317,482 outstanding shares, 285,715 shares issuable upon the exercise of outstanding warrants, and 445,000 shares issuable upon the exercise of currently exercisable options).

                    OUR OUTSTANDING SHARES OF COMMON STOCK

   As of March 18, 2002, we had outstanding (1) 74,234,351 shares of our common stock (including 390,095 shares that we have agreed to repurchase as described in our Current Report on Form 8-K, filed with the SEC on March 18, 2002), (2) 75,604,351 shares of our common stock as adjusted to give effect to the exercise of options contemplated in anticipation of this offering and (3) options, warrants and convertible securities under which an aggregate of 47,389,899 additional shares of our common stock could potentially be issued, subject to adjustment (46,019,899 shares as adjusted to give effect to the exercise of options contemplated in anticipation of this offering).

   The 47,389,899 shares of our common stock described in item 3 in the previous paragraph are comprised of: (1) 17,000,000 shares of our common stock issuable upon conversion of our outstanding preferred stock, (2) 6,663,583 shares of our common stock issuable upon conversion of outstanding preferred securities of a subsidiary trust of ours, (3) 23,355,148 shares of our common stock issuable upon the exercise of outstanding options and warrants (including the options that will be exercised in connection with this offering) and (4) 371,168 shares of our common stock issuable upon conversion of certain of our outstanding indebtedness.

   Certain additional information concerning our common stock is included in the documents incorporated by reference herein, including our Registration Statement on Form 8-A dated November 27, 1997, our Registration Statement on Form 8-A, dated August 6, 1998 and our Report on Form 8-K filed on October 5, 2001.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated March 19, 2002, the selling stockholders have agreed to sell to Credit Suisse First Boston Corporation 8,000,000 shares of common stock that are offered under this prospectus supplement. We registered 1,370,000 of the shares offered hereby on the registration statement on Form S-8 filed with the SEC on January 8, 1999, and 6,630,000 of the shares offered hereby on the registration statement on Form S-3 filed with the SEC on January 6, 1999.

   The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased.

   The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $.75 per share. The underwriter and selling group members may allow a discount of $.10 per share on sales to other broker/dealers. After the initial public offering the underwriter may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation and estimated expenses the selling stockholders will pay:

                                                     Per Share    Total
                                                     --------- -----------
      Underwriting Discounts and
        Commissions paid by
        Selling Stockholders . . . . . . . . . . . .   $1.25   $10,000,000

   We have agreed not to offer, sell, contract to sell or otherwise dispose of, except as provided in the underwriting agreement, any shares of any class of our common stock or any other securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive, shares of our common stock, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus supplement. The foregoing agreement will not limit our ability to (i) make equity or equity-based awards pursuant to existing written compensation plans;
(ii) issue shares of our common stock upon exercise or conversion of outstanding options, warrants and convertible securities; (iii) issue shares of our common stock, warrants or convertible securities as consideration for acquisitions, provided that the number of shares, warrants or convertible securities (calculated on a common stock equivalent basis in the case of warrants and convertible securities) that may be issued as consideration for acquisitions may not exceed 5,000,000 unless the recipients of such excess shares, warrants or convertible securities agree with us (which agreement may not be amended without the prior written consent of Credit Suisse First Boston Corporation) to be subject to the foregoing agreement with respect to such excess shares, warrants or convertible securities; or (iv) issue shares of our common stock upon the exercise of any warrants or convertible securities issued pursuant to the preceding clause provided that such shares will be subject to the foregoing lock-up to the same extent, if any, as the warrants or convertible securities pursuant to which such shares were issued.

   The selling stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, except as provided in the underwriting agreement, any shares of our common stock or any of our securities that are substantially similar to our common stock, including but not limited to any securities (whether issued by us or any of our affiliates) that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus supplement. The foregoing will not prohibit a private placement or pledge of any such securities, provided the transferee agrees to be bound by the terms of the "lock-up".

   We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

   Our common stock is traded on The New York Stock Exchange under the symbol "URI".

   In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

   These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   Credit Suisse First Boston Corporation provides us with investment banking and financial advisory services from time to time, and an affiliate of Credit Suisse First Boston Corporation provides us with commercial banking services.

   A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the selling group members that will make internet distributions on the same basis as other allocations.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action--Ontario Purchasers Only

   Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

   All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Certain legal matters with respect to the common stock offered hereby will be passed upon by Ehrenreich, Eilenberg & Krause LLP, New York, New York, and Weil, Gotshal & Manges LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus supplement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549.

   You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

   We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

   You may also inspect and copy our SEC filings and other information at the offices of The New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

   The SEC allows us to incorporate by reference the information we file with them, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file after the date of this prospectus supplement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus supplement are sold:

  . Our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 22, 2001, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on October 9, 2001;

  . Our Quarterly Report on Form 10-Q for the three months ended September 30, 2001 filed with the SEC on November 14, 2001; our Quarterly Report on Form 10-Q for the three months ended June 30, 2001 filed with the SEC on August 14, 2001, as amended by Amendment No. 1 on Form 10-Q/A filed with the SEC on October 9, 2001; and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, filed with the SEC on May 15, 2001;

  . Our Current Reports on Form 8-K filed on April 16, 2001, October 5, 2001, and March 18, 2002; and Exhibit 99.1 to our Current Report on Form 8-K filed on March 1, 2002;

  . Our Registration Statements on Form 8-A dated November 27, 1997, August 6, 1998 and October 9, 2001; and

  . Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2001.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

       United Rentals, Inc.
       Five Greenwich Office Park
       Greenwich, CT 06830
       203-622-3131
       Attention: Corporate Secretary

   This prospectus supplement is part of two registration statements we filed with the SEC. This prospectus supplement does not contain all of the information contained in these registration statements and all of the exhibits and schedules thereto. For further information about us, please see the complete registration statements. Any statement made in this prospectus supplement concerning the contents of any agreement or other document is only a summary of the actual document. If we have filed any agreement or other document as an exhibit to the registration statements, you should read the exhibit for a more complete understanding of the document or the matter involved. Each statement regarding an agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS

                             [LOGO] United/TM/
                                    Rentals

                             United Rentals, Inc.

                                 Common Stock

                               -----------------

   Certain of our security holders may sell, from time to time, up to 22,068,853 shares of our common stock. These sales may be made over an extended period of time. The shares of our common stock that may be sold include:

  . 15,543,683 shares that we sold in private placements in 1997 in order to finance acquisitions;

  .  181,112 shares that we issued as payment for an acquisition; and

  . 6,344,058 shares that we may issue in the future, if certain warrants that we sold in private placements in 1997 in order to finance acquisitions are exercised.

   The selling security holders may sell shares:

  . through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

  . directly to purchasers or through agents, brokers, dealers or underwriters; and

  . at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

   Our common stock is traded on the New York Stock Exchange under the symbol "URI."

   Investing in our securities involves certain risks. See "Risk Factors" beginning on page 4.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 4, 1999.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                          INCORPORATION BY REFERENCE

   The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

   We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  .  Annual Report on Form 10-K for the year ended December 31, 1997;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  . Current Report on Form 8-K dated January 27, 1998 and Amendment No. 1 thereto on Form 8-K/A dated February 4, 1998;

  . Current Report on Form 8-K dated June 18, 1998 and Amendment No. 1 thereto on Form 8-K/A dated July 21, 1998;

  .  Current Report on Form 8-K dated June 19, 1998;

  .  Current Report on Form 8-K dated July 21, 1998;

  .  Current Report on Form 8-K dated August 7, 1998;

  .  Current Report on Form 8-K dated September 16, 1998;

  .  Current Report on Form 8-K dated October 9, 1998;

  .  Current Report on Form 8-K dated December 15, 1998;

  .  Current Report on Form 8-K dated December 24, 1998 ; and

  . Registration Statement on Form 8-A dated November 7, 1998 (filed on December 3, 1998) and Registration Statement on Form 8-A dated August 6, 1998.

   We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals, Inc., Attention:
Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

                             UNITED RENTALS, INC.

General

   We are the largest equipment rental company in North America. We offer for rent a wide variety of equipment (on a daily, weekly, or monthly basis) and serve customers that include construction industry participants, industrial companies, homeowners and others. We also sell used equipment, act as a dealer for certain new equipment, and sell related merchandise and parts.

   Our executive offices are located at Four Greenwich Office Park, Greenwich, Connecticut 06830. Our telephone number is (203) 622-3131.

Competitive Advantages

   We believe that we benefit from the following competitive advantages:

   Low-Cost Purchasing. We have significant purchasing power due to our size and volume purchasing. As a result, we are able to buy new equipment at prices that are significantly lower than those generally available to smaller companies. We are also able to purchase many other products and services--such as insurance, telephone service and fuel--at attractive rates.

   Operating Efficiencies. We generally group our branches into clusters of 10 to 30 locations within a particular geographic region. Our information technology system links all branches within a cluster and enables each branch to track and access all equipment at any other branch within the cluster. We believe that our cluster strategy produces significant operating efficiencies, including the following:

  . the equipment within a cluster is marketed through multiple branches rather than a single branch--thereby increasing equipment utilization rates;

  . the equipment specialties of different branches are cross-marketed--thereby increasing revenues without increasing marketing expense; and

  . costs are reduced through the centralization of common functions such as payroll, credit and collection, and heavy maintenance.

   Full Range of Rental Equipment. We believe that we have one of the largest and most diverse equipment rental fleets in the industry. We believe that the size and diversity of our fleet provide significant advantages, including enabling us to:

  . serve a large and diverse customer base--thereby reducing dependence on any particular customer;

  . satisfy most or all of a customer's equipment rental needs--thereby increasing the revenues that can be generated from each customer;

  .  attract customers by providing the benefit of "one-stop" shopping;

  . serve the needs of large customers--such as large industrial companies--which require assurance that large quantities of diverse equipment will be available as required; and

  .  minimize lost sales due to equipment being unavailable.

   Information Technology System. We have a modern information technology system designed to facilitate rapid and informed decision making. This system provides management with a wide range of real time operating and financial data--including data relating to inventory, receivables, customers, vendors, fleet utilization and price and sales trends. This system also enables branch personnel to search for needed equipment throughout a geographic region, determine the closest location of such equipment and arrange for delivery to the customer's work site.

   Geographic Diversity. We believe that our geographic diversity should reduce our sensitivity to fluctuations in regional economic conditions and enable us to transfer equipment to regions where demand is increasing from regions where demand is flat or decreasing. We also believe that our geographic diversity and large network of branch locations provide significant operating advantages including the ability to service national accounts and access used equipment re-sale markets across the country.

   Experienced Management. Our senior management team includes managers with extensive experience in the equipment rental industry and others with proven track-records in other industries. Our senior management is supported by our branch managers who have substantial industry experience and knowledge of the local markets served. Our senior management is also supported by a team of acquisition specialists who are engaged full-time in evaluating acquisition candidates and executing our acquisition program.

                                 RISK FACTORS

   In addition to the other information in this document, you should carefully consider the following factors before making an investment.

Sensitivity to Changes in Construction and Industrial Activities

   Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in demand for our equipment, which could adversely affect our business. We have identified below certain of the factors which may cause such a downturn either temporarily or long-term:

  .  a general slow-down of the economy;

  .  an increase in interest rates; or

  . adverse weather conditions which may temporarily affect a particular region.

Acquired Companies Not Historically Operated as a Combined Business

   The businesses that we acquired have been in existence an average of 29 years and some have been in existence for more than 50 years. However, these businesses were not historically managed or operated as a single business. Although we believe that we can successfully manage and operate the acquired businesses as a single business, we cannot be certain of this.

Limited Operating History

   We commenced equipment rental operations in October 1997 with the acquisition of six well-established rental companies and have grown through a combination of internal growth, the acquisition of 85 additional companies (through January 4, 1999), and a merger in September 1998 with U.S. Rentals, Inc. Due to the relatively recent commencement of our operations, we have only a limited history upon which you can base an assessment of our business and prospects.

Risks Relating to Growth Strategy

   Our growth strategy is to continue to expand through a combination of internal growth, a disciplined acquisition program and the opening of new rental locations. We have identified below some of the risks relating to our growth strategy:

   Availability of Acquisition Targets and Sites for Start-Up Locations. We may encounter substantial competition in our efforts to acquire additional rental companies and sites for start-up locations. Such competition could have the effect of increasing the prices that we will have to pay in order to acquire such businesses and sites. We cannot guarantee that any additional businesses or sites that we may wish to acquire will be available to us on terms that are acceptable to us.

   Need to Integrate New Operations. Our ability to realize the expected benefits from completed and future acquisitions depends, in large part, on our ability to integrate the new operations with our existing operations in a timely and effective manner. We, accordingly, devote substantial efforts to the integration of new operations. We cannot, however, guarantee that these effort will always be successful. In addition, under certain circumstances, these efforts could adversely affect our existing operations.

   Debt Covenants. Certain of the agreements governing our outstanding indebtedness provide that we may not make acquisitions unless certain financial conditions are satisfied or the consent of the lenders is obtained. Our ability to grow through acquisitions may be constrained as a result of these provisions.

   Certain Risks Related to Start-Up Locations. We expect that start-up locations may initially have a negative impact on our results of operations and margins for a number of reasons, including that (1) we will incur significant start-up expenses in connection with establishing each start-up location and
(2) it will generally take some time following the commencement of operations for a start-up location to become profitable. Although we believe that start-ups can generate long-term growth, we cannot guarantee that any start-up location will become profitable within any specific time period, if at all.

Dependence on Additional Capital to Finance Growth

   We will require substantial capital in order to execute our growth strategy. We will require capital for, among other purposes, completing acquisitions, establishing new rental locations, and acquiring rental equipment. If the cash that we generate from our business, together with cash that we may borrow under our credit facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our ability to implement our growth strategy could be limited.

Possible Undiscovered Liabilities of Acquired Companies

   Prior to making an acquisition, we seek to assess the liabilities of the target company that we will become responsible for as a result of the acquisition. Nevertheless, we may fail to discover certain of such liabilities. We seek to reduce our risk relating to these possible hidden liabilities by generally obtaining the agreement of the seller to reimburse us in the event that we discover any material hidden liabilities. However, this type of agreement, if obtained, may not fully protect us against hidden liabilities because (1) the seller's obligation to reimburse us is generally limited in duration and/or or amount and (2) the seller may not have sufficient financial resources to reimburse us. Furthermore, when we acquire a public company (such as when we acquired U.S. Rentals) there is no seller from which to obtain this type of agreement.

Dependence on Management

   We are highly dependent upon our senior management team. Consequently, our business could be adversely affected in the event that we lose the services of any member of senior management. Furthermore, if we lose the services of certain members of senior management, it is an event of default under the agreements governing our credit facility and certain of our other indebtedness, unless we appoint replacement officers satisfactory to the lenders within 30 days. We do not maintain "key man" life insurance with respect to members of senior management.

Competition

   The equipment rental industry is highly fragmented and competitive. Our competitors include public companies or divisions of public companies; regional competitors which operate in one or more states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. In addition, certain equipment manufacturers may commence (or increase their existing efforts relating to) renting and selling equipment directly to our customers.

Quarterly Fluctuations of Operating Results

   We expect that our revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including:

  . seasonal rental patterns of our customers--with rental activity tending to be lower in the winter;

  . changes in general economic conditions in our markets, including changes in construction and industrial activities;

  . the timing of acquisitions, new location openings, and related expenditures;

  . the effect of the integration of acquired businesses and start-up locations;

  . the timing of expenditures for new equipment and the disposition of used equipment; and

  .  price changes in response to competitive factors.

Liability and Insurance

   We are exposed to various possible claims relating to our business. These include claims relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our asset and operations. However, such insurance may not fully protect us for a number of reasons, including:

  . our coverage is subject to a deductible of $1 million and limited to a maximum of $97 million per occurrence;

  . we do not maintain coverage for environmental liability, since we believes that the cost for such coverage is high relative to the benefit that it provides;

  . certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance; and

  . we cannot be certain that insurance will continue to be available to us on economically reasonable terms, if at all.

Environmental and Safety Regulations

   Our equipment, facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety. These include, among other things, laws and regulations governing wastewater discharges, the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality and the remediation of contamination associated with the release of hazardous substances. Under such laws, an owner or lessee of real estate may be liable for, among other things, (1) the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage and substantial penalties for violations of such laws, and (2) environmental contamination at facilities where its waste is or has been disposed. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. Our activities that are or may be impacted by these laws include, but are not limited to, the use of hazardous materials to clean and maintain equipment and the disposal of solid and hazardous waste and wastewater from equipment washing. In addition, we dispense petroleum products from underground and above-ground storage tanks located at certain rental locations and are required from time to time to remove or upgrade tanks in order to comply with applicable laws. Furthermore, we have acquired or leased certain locations which have or may have been contaminated by leakage from underground tanks or other sources and are in the process of assessing the nature of the required remediation. Based on the conditions currently known to us, we believe that any unreserved environmental remediation and compliance costs required with respect to those conditions will not have a material adverse affect on our business. However, we cannot be certain that there are no adverse environmental conditions that are not currently known to us, that all potential releases from underground storage tanks removed in the past have been identified, or that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our business could be adversely affected depending on the magnitude of the cost.

Concentrated Control

   The executive officers and directors of our company own in the aggregate more than 50% of our outstanding common stock. As a result, these persons acting together may be able to elect the entire Board of Directors of our company and control its affairs.

Risks Related to International Operations

   Our operations outside the United States are subject to risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, and the need to comply with foreign laws.

Year 2000 Issues

   Our software vendors have informed us that our recently-installed information technology system is year 2000 compliant. We have, therefore, not developed any contingency plans relating to year 2000 issues and have not budgeted any funds for year 2000 issues. Although we believe that our system is year 2000 compliant, unanticipated year 2000 problems may arise which, depending on the nature and magnitude of the problem, could adversely affect our business. Furthermore, year 2000 problems involving third parties may have a negative impact on our customers or suppliers, the general economy or on the ability of businesses generally to receive essential services (such as telecommunications, banking services, etc.). Any such occurrence could adversely affect our business.

                                USE OF PROCEEDS

   The shares covered by this prospectus are being offered by certain selling security holders and not by our company. Consequently, our company will not receive any proceeds from the sale of these shares. However, our company may receive the proceeds from the exercise of certain warrants as described below.

   The shares that may be sold pursuant to this prospectus include up to 6,344,058 shares that we may issue in the future, if certain warrants are exercised. Assuming all such warrants are exercised, we would receive net proceeds of approximately $63.4 million. We expect to use any such net proceed for our general corporate activities, which may include:

  .  making acquisitions;

  . repaying, refinancing, redeeming or repurchasing existing indebtedness or capital stock;

  .  making capital expenditures; or

  .  funding working capital requirements.

                           SELLING SECURITY HOLDERS

   Certain of our security holders may sell, from time to time, up to 22,068,853 shares of our common stock. These sales may be made over an extended period of time. The shares of our common stock that may be sold include:

  . 15,543,683 shares that we sold in private placements in 1997 in order to finance acquisitions;

  .  181,112 shares that we issued as payment for an acquisition; and

  . 6,344,058 shares that we may issue in the future, if certain warrants that we sold in private placements in 1997 in order to finance acquisitions are exercised.

   The table below identifies the selling security holders and indicates the number of shares that each selling security holder may sell pursuant to this prospectus. If a selling security holder transfers any of the shares shown in the table (or any warrants pursuant to which such shares may be acquired), the transferee will be considered a selling security holder for purposes of this prospectus, provided that (1) the transfer was a private placement and (2) the transferee is identified in a supplement to this prospectus.

                                                         Shares of
                                                          Common
           Name                                          Stock(1)
           ----                                          ---------
           Alto, LLC....................................  105,120
           Andersen & Co................................  100,000
           Ashwood Capital Pension Plan.................   14,286
           BankAmerica Investment Corporation(2)........  142,857
           Kurtis Barker(3).............................  100,000
           Joseph Bloodworth(3)(4)......................   16,358
           Scott Breault................................    7,143
           Sharon Brown and Ronald Brown................   28,572
           Forrest Burnett, Trustee(4)..................   16,133
           Brady Carruth(4).............................   38,095(5)
           May Charaf...................................   22,858
           Paul Devine..................................    8,572
           William Dogget(4)............................   41,408(5)
           John Drury...................................  230,000
           Equus II Incorporated(4).....................   54,334
           Frank Erwin(4)...............................   30,917(5)
           Virginia Geils...............................   14,286
           William Genco................................   26,280
           David Gray...................................   14,286
           Greenland Holdings, Inc......................  212,857
           Richard Heckmann(6)..........................   20,000
           HEMA Enterprises LLC.........................   26,280

                                                        Shares of
                                                         Common
          Name                                          Stock(1)
          ----                                          ---------
          Timothy Hickman(3)...........................    28,572
          Wayland Hicks(6).............................   100,000
          John Howard and Patsy Howard.................    14,286(5)
          Daniel Imig(3)...............................     5,000
          Albert Jacobs................................    30,000
          Bradley Jacobs(6)............................ 8,436,800(7)
          Bradley Jacobs, LLC(8)....................... 4,938,200(9)
          Bradley Jacobs (1997) LLC(8)................. 1,625,000(10)
          Theodore Jacobs..............................    37,143
          Michael Jesselson 12/18/80 Trust.............   138,572
          Thomas Keegan................................    10,512
          Jeffrey Klein................................    26,280
          Joseph Kondrup, Jr.(3).......................   150,000(11)
          Joyce Miller.................................     7,143
          William Miller...............................     4,286
          John Milne(6)................................ 2,142,857(11)
          Richard Miner................................     2,858
          Robert Miner(6)..............................   428,571(11)
          MINORCA Limited(12)..........................    72,000
          Moorehead Property Company...................   100,000
          Christopher Morley, Smith Barney Inc. IRA
            Custodian..................................    10,714
          Jeffrey Moslow...............................    40,000
          Mark Mulston and Mary Kathleen Mulston.......     2,858
          Patricia Nadal...............................   100,000(5)
          Robert Nardone...............................    21,429
          Lewis Nevins and Linda Nevins................     4,286
          Michael Nolan(6).............................   857,144(13)
          Craig Nossel.................................    28,572
          Kai Nyby(3)..................................   150,000(11)
          Patrick O'Shaughnessy........................    10,512
          Patterson&Co, CoreStates Bank NA, as
            Custodian for Pilgrim Baxter Hybrid
            Partners I, LP.............................   214,286
          Lena Perez...................................    10,000
          Sam Cortez Pina..............................    10,511
          Margaret-Mary Preston........................    14,286
          Proto Investments............................    71,429
          Mark Pytosh..................................    26,280
          Jack Rafferty(3).............................    40,000
          Marie Ransdale(3)............................     5,715
          Paula Seltzer(3).............................    32,857
          Jill Sosna and Lawrence Sosna................    28,572
          Spencer Stuart(14)...........................     5,000
          Marc Sulam...................................    26,280
          Michael Sullivan.............................    10,512
          William Teichner.............................    14,286
          Gerald Tsai, Jr.(6)..........................   240,000
          Donna Vella(3)...............................     8,571
          Vishnu Associates, L.P.......................    54,286(5)
          Richard Volonino(3)..........................   150,000(11)

                                                         Shares of
                                                          Common
           Name                                          Stock(1)
           ----                                          ---------
           Robert Waldele...............................    5,256
           Debra Wasser and Alan Wasser.................    4,000
           Sandra Welwood(6)............................  150,000(11)
           Jonathan P. Wendell..........................   26,287
           J. Bryan Williams III........................   42,858
           Tom Wirth....................................    1,200(15)
           Leone Young, Smith Barney Inc. IRA Custodian.   10,715
           1997 Proto Family Trust......................   71,429

--------
 (1) Unless otherwise indicated, (a) all shares shown in the table are outstanding shares held by the indicated selling security holder and (b) the information in the table is as of December 24, 1998.
 (2) This selling security holder is an affiliate of Bank of America National Trust and Savings Association, which acts as agent for the group of financial institutions that has provided us with our credit facility.
 (3) This selling security holder is a non-officer employee of (or consultant to) our company.
 (4) We issued the shares indicated as being owned by this selling security holder as payment for an acquisition.
 (5) The information with respect to these shares is as of September 24, 1998. Some or all of such shares may have been disposed of subsequent to such date.
 (6) This selling security holder is an officer and/or a director of our company.
 (7) Represents 6,707,800 outstanding shares and 1,729,000 shares issuable upon the exercise of outstanding warrants.
 (8) This entity is controlled by Bradley Jacobs, an officer and director of our company.
 (9) Represents 3,292,200 outstanding shares and 1,646,000 shares issuable upon the exercise of outstanding warrants.
(10) Represents 1,625,000 shares issuable upon the exercise of outstanding warrants.
(11) Two-thirds of these shares represent currently outstanding shares and one-third represents shares issuable upon exercise of outstanding warrants.
(12) This entity is a majority-owned family holding and investment company affiliated with Christian Weyer, a director of our company.
(13) Includes (i) 514,429 outstanding shares held by Mr. Nolan and 285,715 shares issuable upon exercise of warrants held by Mr. Nolan, (ii) 50,000 shares held by Michael Nolan LLC, an entity controlled by Mr. Nolan, and
     (iii) 7,000 shares held by Michael Nolan Irrevocable Education Trust, a trust controlled by Mr. Nolan.
(14) We issued the shares indicated as being owned by this selling security holder as compensation for executive recruiting services.
(15) Represents shares issuable upon the exercise of an outstanding warrant.

                             PLAN OF DISTRIBUTION

   The selling security holders may sell shares:

  . through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

  . directly to purchasers or through agents, brokers, dealers or underwriters; and

  . at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

   If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

   To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

                                 LEGAL MATTERS

   Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg Krause & Zivian LLP, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the following financial statements, as set forth in their reports, which are incorporated in the prospectus by reference:

  . the consolidated financial statements of United Rentals, Inc. as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 and 1996 included in the Company's Current Report on Form 8-K dated December 15, 1998;

  . the financial statements of Mission Valley Rentals, Inc. at June 30, 1996 and 1997 and for the years then ended included in the Company's Current Report on Form 8-K/A dated February 4, 1998;

  . the financial statements of Power Rental Co. Inc. at July 31, 1997 and for the year then ended, included in the Company's Current Report on Form 8-K/A dated July 21, 1998 and in the Company's Current Report on Form 8-K dated December 24,1998;

  . the combined financial statements of Valley Rentals, Inc. at December 31, 1997 and for the year then ended, and the financial statements of J&J Rental Services, Inc., at December 31, 1996 and October 22, 1997 and for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997, the financial statements of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997, the financial statements of Pro Rentals, Inc. at December 31, 1997 and for the year then ended, the combined financial statements of Able Equipment Rental, Inc. at December 31, 1997 and for the year then ended, the combined financial statements of Channel Equipment Holding, Inc. at December 31, 1997 and for the year then ended, the financial statements of ASC Equipment Company at December 31, 1997 and for the year then ended, and the combined financial statements of Adco Equipment, Inc. at December 31, 1997 and for the year then ended, included in the Company's Current Report on Form 8-K dated December 24, 1998, these financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

   The consolidated statements of income, of cash flows and of changes in stockholders' equity of United Rentals (North America), Inc. for the year ended December 31, 1995, included in the Company's Current Report on Form 8-K dated December 15, 1998, and the financial statements of U.S. Rentals, Inc. at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Company's Current Report on Form 8-K dated October 9, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 19, 1997 and October 31, 1996, and for the period from November 1, 1996 to October 19, 1997 and for the years ended October 31, 1996 and 1995, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by KPMG Peat Marwick, LLP, independent certified public accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of MERCER Equipment Company included in the Company's Current Report on Form 8-K dated December 24, 1998 have been audited by Webster Duke & Co., independent auditors, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Coran Enterprises, Inc. (dba A-1 Rents) and Monterey Bay Equipment Rental, Inc. included in the Company's Current Report on Form 8-K dated December 24, 1998 have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon appearing therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of BNR Group of Companies as of March 31, 1996 and 1997 and for the years ended March 31, 1996 and 1997 included in the Company's Current Report on Form 8-K/A dated February 4, 1998; and the consolidated financial statements of Perco Group Ltd. as of December 31 1997 and for the year ended December 31, 1997, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent chartered accountants, appearing therein and upon the authority of such firm as experts in accounting and auditing.

   The audited financial statements of Access Rentals, Inc. and Subsidiary and Affiliate, included in the Company's Current Report on Form 8-K/A dated February 4, 1998, have been incorporated by reference herein in reliance upon the report of Battaglia, Andrews & Moag, P.C., independent certified public accountants, 210 East Main Street, Batavia, New York 14020, for the periods indicated, given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of West Main Rentals & Sales, Incorporated as of December 31, 1997, and the year then ended, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been incorporated by reference herein in reliance upon the report of Moss Adams LLP, independent certified public accountants, appearing therein and upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Equipment Supply Co., Inc. and Affiliates as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Company's Current Reports on Form 8-K dated July 21, 1998 and December 24, 1998, have been audited by BDO Seidman, LLP independent certified public accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of McClinch Inc. and subsidiaries as of January 31, 1998 and August 31, 1998, and for the year ended January 31, 1998 and the financial statements of McClinch Equipment Services, Inc. as of December 31, 1997 and August 31, 1998, and for the year ended December 31, 1997, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by PricewaterhouseCoopers L.L.P., independent accountants, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Lift Systems, Inc. as of December 31, 1997 and the year then ended included in the Company's Current Report on Form 8-K dated December 24, 1998 are incorporated by reference herein in reliance upon the report of Altschuler, Melvoin and Glasser LLP, independent accountants, appearing therein and upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Reitzel Rentals Ltd. as of February 28, 1998 and for the year ended February 28, 1998, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by PricewaterhouseCoopers LLP, independent chartered accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Grand Valley Equipment Co., Inc. and Kubota of Grand Rapids, Inc. as of December 31, 1997, and the year then ended, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by Beene Garter LLP, independent certified public accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Paul E. Carlson, Inc. (d/b/a/ Carlson Equipment Company) as of February 28, 1998, and for the year then ended, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.
   The financial statements of Industrial Lift, Inc. as of December 31, 1997 and 1996 and the years then ended included in the Company's Current Report on Form 8-K dated December 24, 1998 are incorporated by reference herein in reliance upon the report of Schalleur & Surgent, LLC, independent auditors, appearing therein and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                             [LOGO] United/TM/
                                    Rentals

                             United Rentals, Inc.

                                 Common Stock

                               -----------------

   The selling security holders identified in this prospectus may sell, from time to time, up to 7,012,500 shares of our common stock. The selling security holders may acquire these shares in the future pursuant to certain stock options that we have granted to them. These shares may be acquired by the selling security holders, and sold by them, over an extended period of time.

   The selling security holders may sell shares:

  . through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

  . directly to purchasers or through agents, brokers, dealers or underwriters; and

  . at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

   Our common stock is traded on the New York Stock Exchange under the symbol "URI."

   Investing in our securities involves certain risks. see "Risk Factors" beginning on page 4.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 8, 1999

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                          INCORPORATION BY REFERENCE

   The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

   We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  .  Annual Report on Form 10-K for the year ended December 31, 1997;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

  . Current Report on Form 8-K dated January 27, 1998 and Amendment No. 1 thereto on Form 8-K/A dated February 4, 1998;

  . Current Report on Form 8-K dated June 18, 1998 and Amendment No. 1 thereto on Form 8-K/A dated July 21, 1998;

  .  Current Report on Form 8-K dated June 19, 1998;

  .  Current Report on Form 8-K dated July 21, 1998;

  .  Current Report on Form 8-K dated August 7, 1998;

  .  Current Report on Form 8-K dated September 16, 1998;

  .  Current Report on Form 8-K dated October 9, 1998;

  .  Current Report on Form 8-K dated December 15, 1998;

  .  Current Report on Form 8-K dated December 24, 1998 ; and

  . Registration Statement on Form 8-A dated November 7, 1998 (filed on December 3, 1998) and Registration Statement on Form 8-A dated August 6, 1998.

   We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals, Inc., Attention:
Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

                             UNITED RENTALS, INC.

General

   We are the largest equipment rental company in North America. We offer for rent a wide variety of equipment (on a daily, weekly, or monthly basis) and serve customers that include construction industry participants, industrial companies, homeowners and others. We also sell used equipment, act as a dealer for certain new equipment, and sell related merchandise and parts.

   Our executive offices are located at Four Greenwich Office Park, Greenwich, Connecticut 06830. Our telephone number is (203) 622-3131.

Competitive Advantages

   We believe that we benefit from the following competitive advantages:

   Low-Cost Purchasing. We have significant purchasing power due to our size and volume purchasing. As a result, we are able to buy new equipment at prices that are significantly lower than those generally available to smaller companies. We are also able to purchase many other products and services--such as insurance, telephone service and fuel--at attractive rates.

   Operating Efficiencies. We generally group our branches into clusters of 10 to 30 locations within a particular geographic region. Our information technology system links all branches within a cluster and enables each branch to track and access all equipment at any other branch within the cluster. We believe that our cluster strategy produces significant operating efficiencies, including the following:

  . the equipment within a cluster is marketed through multiple branches rather than a single branch--thereby increasing equipment utilization rates;

  . the equipment specialties of different branches are cross-marketed--thereby increasing revenues without increasing marketing expense; and

  . costs are reduced through the centralization of common functions such as payroll, credit and collection, and heavy maintenance.

   Full Range of Rental Equipment. We believe that we have one of the largest and most diverse equipment rental fleets in the industry. We believe that the size and diversity of our fleet provide significant advantages, including enabling us to:

  . serve a large and diverse customer base--thereby reducing dependence on any particular customer;

  . satisfy most or all of a customer's equipment rental needs--thereby increasing the revenues that can be generated from each customer;

  .  attract customers by providing the benefit of "one-stop" shopping;

  . serve the needs of large customers--such as large industrial companies--which require assurance that large quantities of diverse equipment will be available as required; and

  .  minimize lost sales due to equipment being unavailable.

   Information Technology System. We have a modern information technology system designed to facilitate rapid and informed decision making. This system provides management with a wide range of real time operating and financial data--including data relating to inventory, receivables, customers, vendors, fleet utilization and price and sales trends. This system also enables branch personnel to search for needed equipment throughout a geographic region, determine the closest location of such equipment and arrange for delivery to the customer's work site.

   Geographic Diversity. We believe that our geographic diversity should reduce our sensitivity to fluctuations in regional economic conditions and enable us to transfer equipment to regions where demand is increasing from regions where demand is flat or decreasing. We also believe that our geographic diversity and large network of branch locations provide significant operating advantages including the ability to service national accounts and access used equipment re-sale markets across the country.

   Experienced Management. Our senior management team includes managers with extensive experience in the equipment rental industry and others with proven track-records in other industries. Our senior management is supported by our branch managers who have substantial industry experience and knowledge of the local markets served. Our senior management is also supported by a team of acquisition specialists who are engaged full-time in evaluating acquisition candidates and executing our acquisition program.

                                 RISK FACTORS

   In addition to the other information in this document, you should carefully consider the following factors before making an investment.

Sensitivity to Changes in Construction and Industrial Activities

   Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in demand for our equipment, which could adversely affect our business. We have identified below certain of the factors which may cause such a downturn either temporarily or long-term:

  .  a general slow-down of the economy;

  .  an increase in interest rates; or

  . adverse weather conditions which may temporarily affect a particular region.

Acquired Companies Not Historically Operated as a Combined Business

   The businesses that we acquired have been in existence an average of 29 years and some have been in existence for more than 50 years. However, these businesses were not historically managed or operated as a single business. Although we believe that we can successfully manage and operate the acquired businesses as a single business, we cannot be certain of this.

Limited Operating History

   We commenced equipment rental operations in October 1997 with the acquisition of six well-established rental companies and have grown through a combination of internal growth, the acquisition of 85 additional companies (through January 4, 1999), and a merger in September 1998 with U.S. Rentals, Inc. Due to the relatively recent commencement of our operations, we have only a limited history upon which you can base an assessment of our business and prospects.

Risks Relating to Growth Strategy

   Our growth strategy is to continue to expand through a combination of internal growth, a disciplined acquisition program and the opening of new rental locations. We have identified below some of the risks relating to our growth strategy:

   Availability of Acquisition Targets and Sites for Start-Up Locations. We may encounter substantial competition in our efforts to acquire additional rental companies and sites for start-up locations. Such competition could have the effect of increasing the prices that we will have to pay in order to acquire such businesses and sites. We cannot guarantee that any additional businesses or sites that we may wish to acquire will be available to us on terms that are acceptable to us.

   Need to Integrate New Operations. Our ability to realize the expected benefits from completed and future acquisitions depends, in large part, on our ability to integrate the new operations with our existing operations in a timely and effective manner. We, accordingly, devote substantial efforts to the integration of new operations. We cannot, however, guarantee that these effort will always be successful. In addition, under certain circumstances, these efforts could adversely affect our existing operations.

   Debt Covenants. Certain of the agreements governing our outstanding indebtedness provide that we may not make acquisitions unless certain financial conditions are satisfied or the consent of the lenders is obtained. Our ability to grow through acquisitions may be constrained as a result of these provisions.

   Certain Risks Related to Start-Up Locations. We expect that start-up locations may initially have a negative impact on our results of operations and margins for a number of reasons, including that (1) we will incur significant start-up expenses in connection with establishing each start-up location and
(2) it will generally take some time following the commencement of operations for a start-up location to become profitable. Although we believe that start-ups can generate long-term growth, we cannot guarantee that any start-up location will become profitable within any specific time period, if at all.

Dependence on Additional Capital to Finance Growth

   We will require substantial capital in order to execute our growth strategy. We will require capital for, among other purposes, completing acquisitions, establishing new rental locations, and acquiring rental equipment. If the cash that we generate from our business, together with cash that we may borrow under our credit facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our ability to implement our growth strategy could be limited.

Possible Undiscovered Liabilities of Acquired Companies

   Prior to making an acquisition, we seek to assess the liabilities of the target company that we will become responsible for as a result of the acquisition. Nevertheless, we may fail to discover certain of such liabilities. We seek to reduce our risk relating to these possible hidden liabilities by generally obtaining the agreement of the seller to reimburse us in the event that we discover any material hidden liabilities. However, this type of agreement, if obtained, may not fully protect us against hidden liabilities because (1) the seller's obligation to reimburse us is generally limited in duration and/or or amount and (2) the seller may not have sufficient financial resources to reimburse us. Furthermore, when we acquire a public company (such as when we acquired U.S. Rentals) there is no seller from which to obtain this type of agreement.

Dependence on Management

   We are highly dependent upon our senior management team. Consequently, our business could be adversely affected in the event that we lose the services of any member of senior management. Furthermore, if we lose the services of certain members of senior management, it is an event of default under the agreements governing our credit facility and certain of our other indebtedness, unless we appoint replacement officers satisfactory to the lenders within 30 days. We do not maintain "key man" life insurance with respect to members of senior management.

Competition

   The equipment rental industry is highly fragmented and competitive. Our competitors include public companies or divisions of public companies; regional competitors which operate in one or more states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. In addition, certain equipment manufacturers may commence (or increase their existing efforts relating to) renting and selling equipment directly to our customers.

Quarterly Fluctuations of Operating Results

   We expect that our revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including:

  . seasonal rental patterns of our customers--with rental activity tending to be lower in the winter;

  . changes in general economic conditions in our markets, including changes in construction and industrial activities;

  . the timing of acquisitions, new location openings, and related expenditures;

  . the effect of the integration of acquired businesses and start-up locations;

  . the timing of expenditures for new equipment and the disposition of used equipment; and

  .  price changes in response to competitive factors.

Liability and Insurance

   We are exposed to various possible claims relating to our business. These include claims relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our asset and operations. However, such insurance may not fully protect us for a number of reasons, including:

  . our coverage is subject to a deductible of $1 million and limited to a maximum of $97 million per occurrence;

  . we do not maintain coverage for environmental liability, since we believe that the cost for such coverage is high relative to the benefit that it provides;

  . certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance; and

  . we cannot be certain that insurance will continue to be available to us on economically reasonable terms, if at all.

Environmental and Safety Regulations

   Our equipment, facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety. These include, among other things, laws and regulations governing wastewater discharges, the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality and the remediation of contamination associated with the release of hazardous substances. Under such laws, an owner or lessee of real estate may be liable for, among other things, (1) the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage and substantial penalties for violations of such laws, and (2) environmental contamination at facilities where its waste is or has been disposed. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. Our activities that are or may be impacted by these laws include, but are not limited to, the use of hazardous materials to clean and maintain equipment and the disposal of solid and hazardous waste and wastewater from equipment washing. In addition, we dispense petroleum products from underground and above-ground storage tanks located at certain rental locations and are required from time to time to remove or upgrade tanks in order to comply with applicable laws. Furthermore, we have acquired or leased certain locations which have or may have been contaminated by leakage from underground tanks or other sources and are in the process of assessing the nature of the required remediation. Based on the conditions currently known to us, we believe that any unreserved environmental remediation and compliance costs required with respect to those conditions will not have a material adverse affect on our business. However, we cannot be certain that there are no adverse environmental conditions that are not currently known to it, that all potential releases from underground storage tanks removed in the past have been identified, or that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our business could be adversely affected depending on the magnitude of the cost.

Concentrated Control

   As of the date of this prospectus, the executive officers and directors of our company own in the aggregate more than 50% of our outstanding common stock. As a result, these persons acting together may be able to elect the entire Board of Directors of our company and control its affairs.

Risks Related to International Operations

   Our operations outside the United States are subject to risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, and the need to comply with foreign laws.

Year 2000 Issues

   Our software vendors have informed us that our recently-installed information technology system is year 2000 compliant. We have, therefore, not developed any contingency plans relating to year 2000 issues and have not budgeted any funds for year 2000 issues. Although we believe that our system is year 2000 compliant, unanticipated year 2000 problems may arise which, depending on the nature and magnitude of the problem, could adversely affect our business. Furthermore, year 2000 problems involving third parties may have a negative impact on our customers or suppliers, the general economy or on the ability of businesses generally to receive essential services (such as telecommunications, banking services, etc.). Any such occurrence could adversely affect our business.

                                USE OF PROCEEDS

   The shares covered by this prospectus are being offered by certain selling security holders and not by our company. Consequently, we will not receive any proceeds from the sale of these shares. However, we may receive the proceeds from the exercise of certain stock options as described below.

   The shares that may be sold under this prospectus consist of shares that the selling security holders may acquire in the future pursuant to certain stock options that we have granted to them. In order for a selling security holder to acquire any such shares, the selling security holder will be required to pay to us the exercise price specified in the relevant option. We intend to use any proceeds that we receive from the exercise of such options for working capital and our general corporate purposes.

                           SELLING SECURITY HOLDERS

   The selling security holders identified in this prospectus may sell, from time to time, up to 7,012,500 shares of our common stock. These shares may be sold over an extended period of time. These shares include:

  . up to 3,032,500 shares that may be acquired pursuant to options that we have granted under our 1997 Stock Options Plan; and

  . up to 3,980,000 shares that may be acquired pursuant to options that we have granted under our 1998 Stock Options Plan.

   The selling security holders that may sell shares pursuant to this prospectus are the officers and directors of our company that are identified in the table below. The table shows the number of shares that each selling security holder may sell pursuant to this prospectus. If a selling security holder transfers any of the shares shown in the table, the transferee will be considered a selling security holder for purposes of this prospectus, provided that (1) the transfer was a private placement and (2) the transferee is identified in a supplement to this prospectus.

                                                  Shares Covered by this Prospectus(1)
-                                              -------------------------------------------
                                               Shares Issuable Under Shares Issuable Under
                                                  Options Granted       Options Granted
                                                    Pursuant to           Pursuant to
                                                  the 1997 Stock        the 1998 Stock
Name and Position                                   Option Plan           Option Plan
-----------------                              --------------------- ---------------------

Bradley S. Jacobs.............................       1,200,000             1,750,000
  Chairman, Chief Executive Officer and
  Director

Wayland R. Hicks..............................         675,000               550,000
  Vice Chairman, Chief Operating Officer and
  Director

John N. Milne.................................         300,000               450,000
  Vice Chairman, Chief Operating Officer and
  Director

William F. Berry..............................         275,000               300,000
  President and Director

Michael J. Nolan..............................         225,000               290,000
  Chief Financial Officer

John S. McKinney..............................         137,500               200,000
  Vice President, Finance and Director

Robert P. Miner...............................          40,000                40,000
  Vice President, Strategic Planning

Richard D. Colburn............................              --                30,000
  Director

Ronald M. DeFeo...............................          60,000                30,000
  Director

Richard J. Heckmann...........................          60,000                30,000
  Director

Gerald Tsai, Jr...............................          60,000               280,000
  Director

Christian M. Weyer............................              --                30,000
  Director

--------
(1) The following selling security holders (or affiliated entities) own (or have the right to acquire) additional securities of our company which are not covered by this prospectus: (i) Bradley S. Jacobs (10,000,100 outstanding shares and 5,000,000 shares that may be acquired upon the exercise of warrants); Wayland R. Hicks (105,169 outstanding shares); (iii) John N. Milne (1,428,571 outstanding shares and 714,286 shares that may be acquired upon the exercise of warrants); (iv) William F. Berry (100 outstanding shares and 2,170,366 shares that may be acquired upon the exercise of options); (v) Michael J. Nolan (571,529 outstanding shares and 285,715 shares that may be acquired upon the exercise of warrants); John S. McKinney (3,000 outstanding shares and 1,085,068 shares that may be acquired upon the exercise of options); Robert P. Miner (285,714 outstanding shares and 142,857 shares that may be acquired upon the exercise of warrants); Richard D. Colburn (19,823,462 outstanding shares); Ronald M. DeFeo (3,000 outstanding shares); Richard J. Heckmann (20,000 outstanding shares); Gerald Tsai, Jr. (270,001 outstanding shares); Christian M. Weyer (72,000 outstanding shares).

                             PLAN OF DISTRIBUTION

   The selling security holders may sell shares:

  . through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

  . directly to purchasers or through agents, brokers, dealers or underwriters; and

  . at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

   If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

   To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

                                 LEGAL MATTERS

   Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg Krause & Zivian LLP, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the following financial statements, as set forth in their reports, which are incorporated in this prospectus by reference:

  . the consolidated financial statements of United Rentals, Inc. as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 included in the Company's Current Report on Form 8-K dated December 15, 1998;

  . the financial statements of Mission Valley Rentals, Inc. at June 30, 1996 and 1997 and for the years then ended, included in the Company's Current Report on Form 8-K/A dated February 4, 1998;

  . the financial statements of Power Rental Co. Inc. at July 31, 1997 and for the year then ended, included in the Company's Current Report on Form 8-K/A dated July 21, 1998 and in the Company's Current Report on Form 8-K dated December 24, 1998;

  . the combined financial statements of Valley Rentals, Inc. at December 31, 1997 and for the year then ended; the financial statements of J&J Rental Services, Inc., at December 31, 1996 and October 22, 1997 and for each of the two years in the period ended December 31, 1996, the six months ended June 30, 1997 and for the period from July 1, 1997 to October 22, 1997; the financial statements of Bronco Hi-Lift, Inc. at December 31, 1996 and October 24, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 to October 24, 1997; the financial statements of Pro Rentals, Inc. at December 31, 1997 and for the year then ended; the combined financial statements of Able Equipment Rental, Inc. at December 31, 1997 and for the year then ended; the combined financial statements of Channel Equipment Holding, Inc. at December 31, 1997 and for the year then ended; the financial statements of ASC Equipment Company, Inc. at December 31, 1997 and for the year then ended; and the combined financial statements of Adco Equipment, Inc. at December 31, 1997 and for the year then ended, included in the Company's Current Report on Form 8-K dated December 24, 1998.

These financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference in reliance on reports of Ernst & Young LLP (to the extent covered by consents filed with the Securities and Exchange Commission), given on their authority as experts in accounting and auditing.

   The consolidated statements of income, of cash flows and of changes in stockholders' equity of United Rentals, Inc. for the year ended December 31, 1995, included in the Company's Current Report on Form 8-K dated December 15, 1998, and the financial statements of U.S. Rentals, Inc. at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in the Company's Current Report on Form 8-K dated October 9, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of A&A Tool Rentals & Sales, Inc. and subsidiary as of October 19, 1997 and October 31, 1996, and for the period from November 1, 1996 to October 19, 1997 and for the years ended October 31, 1996 and 1995, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of MERCER Equipment Company included in the Company's Current Report on Form 8-K dated December 24, 1998 have been audited by Webster Duke & Co., independent auditors, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Coran Enterprises, Inc. (dba A-1 Rents) and Monterey Bay Equipment Rental, Inc. included in the Company's Current Report on Form 8-K dated December 24, 1998 have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon appearing therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of BNR Group of Companies as of March 31, 1996 and 1997 and for the years ended March 31, 1996 and 1997 included in the Company's Current Report on Form 8-K/A dated February 4, 1998; and the consolidated financial statements of Perco Group Ltd. as of December 31, 1997 and for the year ended December 31, 1997, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent chartered accountants, appearing therein and upon the authority of such firm as experts in accounting and auditing.

   The audited financial statements of Access Rentals, Inc. and Subsidiary and Affiliate, included in the Company's Current Report on Form 8-K/A dated February 4, 1998, have been incorporated by reference herein in reliance upon the report of Battaglia, Andrews & Moag, P.C., independent certified public accountants, 210 East Main Street, Batavia, New York 14020, for the periods indicated, given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of West Main Rentals & Sales, Incorporated as of December 31, 1997, and the year then ended, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been incorporated by reference herein in reliance upon the report of Moss Adams LLP, independent certified public accountants, appearing therein and upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Equipment Supply Co., Inc. and Affiliates as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Company's Current Reports on Form 8-K dated July 21, 1998 and December 24, 1998, have been audited by BDO Seidman, LLP independent certified public accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of McClinch Inc. and subsidiaries as of January 31, 1998 and August 31, 1998, and for the year ended January 31, 1998 and the financial statements of McClinch Equipment Services, Inc. as of December 31, 1997 and August 31, 1998, and for the year ended December 31, 1997, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by PricewaterhouseCoopers L.L.P., independent accountants, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Lift Systems, Inc. as of December 31, 1997 and the year then ended included in the Company's Current Report on Form 8-K dated December 24, 1998 are incorporated by reference herein in reliance upon the report of Altschuler, Melvoin and Glasser LLP, independent accountants, appearing therein and upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Reitzel Rentals Ltd. as of February 28, 1998 and for the year ended February 28, 1998, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by PricewaterhouseCoopers LLP, independent chartered accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Grand Valley Equipment Co., Inc. and Kubota of Grand Rapids, Inc. as of December 31, 1997, and the year then ended, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by Beene Garter LLP, independent certified public accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Paul E. Carlson, Inc. (d/b/a/ Carlson Equipment Company) as of February 28, 1998, and for the year then ended, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reportappearing therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Industrial Lift, Inc. as of December 31, 1997 and 1996 and the years then ended included in the Company's Current Report on Form 8-K dated December 24, 1998 are incorporated by reference herein in reliance upon the report of Schalleur & Surgent, LLC, independent auditors, appearing therein and upon the authority of such firm as experts in accounting and auditing.